Exhibit 99.2

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C O R P O R A T E P A R T I C I P A N T S

Alfred P. Poor Ideanomics, Inc. - CEO & Director

Conor John McCarthy Ideanomics, Inc. - CFO & Principal Accounting Officer

Kristen A. Helsel Ideanomics, Inc. - Chief Revenue Officer

Robin Mackie

Tony Sklar Ideanomics, Inc. - SVP of IR

C O N F E R E N C E C A L L P A R T I C I P A N T S

Sean McDonald

P R E S E N T A T I O N

Operator

Greetings. Welcome to Ideanomics Third Quarter 2021 Earnings Call. (Operator Instructions). Please note, this conference is being recorded.

At this time, I'll now turn the conference over to Tony Sklar, SVP, Investor Relations. Tony, you may now begin.

Tony Sklar - Ideanomics, Inc. - SVP of IR

Thank you, operator, and welcome, everybody, to the Ideanomics Third Quarter 2021 Earnings Conference Call. Joining me today, I am pleased to have Mr. Alfred Poor, Chief Executive Officer; Ms. Kristen Helsel, Chief Revenue Officer; and Mr. Conor McCarthy, Chief Financial Officer. A webcast of today's call will be archived and available in the Events and Presentations section of our corporate website for a minimum of 30 days. As a reminder, this conference call is being recorded.

During the call, we will make forward-looking statements such as dialogue regarding our revenue expectations or forecasts for the quarters and full year 2021 and 2022 related to our business. These statements are based on our current expectations and information available as of today and are subject to a variety of risks, uncertainties and assumptions. Actual results may differ materially as a result of various risk factors that can be described in our periodic filings with the SEC.

As a result, we caution you against placing undue reliance on these forward-looking statements. We assume no obligation to update any forward-looking statement as a result of new information or future events, except as required by law. In addition to other risks currently described in our Ideanomics public filings with the U.S. Securities and Exchange Commission, which can be found at www.sec.gov.

Yesterday, November 22, 2020, the company filed its 10-Q with the SEC. And afterwards, they issued a press release announcing the fiscal -- sorry, the financial results. So participants in this call, who may not have already done so, may wish to look at those documents, we provide a summary of the results on this call. The format of today's call will be as followed, Mr. Alf Poor, our CEO, will speak to the company's overview and business strategy with context around the activities and developments in the third quarter 2021 and Q4 so far.

Ms. Kristen Helsel, will speak to the company's third quarter revenue and further revenue growth opportunities. And Mr. Conor McCarthy, our CFO, will speak to the company's operating and financial results for third quarter 2021.

It is now my pleasure to hand the conversation over to our CEO, Mr. Alfred Poor.

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Alfred P. Poor - Ideanomics, Inc. - CEO & Director

Thank you, Tony, and thank you to everyone joining our call today. I'd like to start off by acknowledging that this call is a week later than anticipated, and I wanted to take a moment to speak to that. We were delayed with this call as putting out a very hefty S-4 filing in support of our largest acquisition and the onboarding of the new order for this quarterly filing meant there were simply not enough hours in a day and days in a week to get it done on time. I set the agenda, I set the standards and I accept responsibility when things like this occur.

That aside, we have a lot to be proud of in our achievements so far this year. Our acquisition strategy is beginning to pay off as we anticipated with our products and services in demand and our order pipelines growing across the group. Ideanomics continues to transform dramatically quarter-over-quarter, and we will close out 2021 with the technologies, talent and opportunities that will help drive our businesses and share price growth.

My focus today will be on providing you an update of our Q3 activities, some remarks on Q4 and what we can expect into 2022. And with that in mind, I'd like to encourage you all to read the business outlook section of our Q3 filing as it provides further insight on our activities across our businesses. I'll begin with our Ideanomics Mobility activities and move on to Ideanomics Capital thereafter.

When we began this process of transforming the Ideanomics business, I had a vision for a company beyond just selling a vehicle. It was a vision to assemble a set of technologies and businesses that work synergistically, with each one helping the other to be more successful. And most importantly, the products to help fleet operators navigate the transition to electric vehicles. That's the key to success in this market.

Today, I'm excited to see that vision coming together. We have started seeing cross-selling across different Ideanomics' operating businesses and selling vehicles and charging systems as a package. Due to collaboration on tenders and RFPs, we are beginning to demonstrate that we can service the needs of fleet operators better than anyone else in the market.

I'm proud of the company we are building, and I'm grateful to our 300,000-plus loyal and involved shareholders for their support. There is strong interest in our vehicle and charging products, and we are very optimistic in our ability to deliver back the results to our shareholders, which will translate into the share price appreciation we have all been looking for. We have asked our investors to support aggressive acquisition and capital raising initiatives to date. With the money we have raised and the companies we have acquired, Ideanomics is positioned to compete globally and take advantage of the growth in the commercial EV industry.

To ensure we are aligned with shareholder interests, we have structured performance targets into the deal structure of our acquisitions. So the full value was only received when it is reflected in Ideanomics' results. And we've raised the capital needed to scale and grow those acquisitions in a competitive environment.

To make use of the capital we have raised effectively, we have attracted experienced leadership with expertise in their fields, including commercial EV executive Robin Mackie, as President of Ideanomics Mobility; ex-Tesla, and BYD Executive, Aaron Gillmore as CEO of WAVE; and Mani Iyer, the ex-Head of the Americas for tractor-maker Mahindra has come in as CEO of Solectrac. This adds the talent which came in through acquisition, such as Dr. Abas Goodarzi.

The combination of our businesses, the growth capital and the people to execute is why I'm confident Ideanomics will realize the potential we all know is there.

Our growth plans are solid, and we are now in execution mode. Ideanomics Mobility is both competing and cooperating with our industry peers to service commercial fleet operators' needs. Each of our operating companies made notable progress in Q3 and is accelerating its activities further in Q4. Our vision for Ideanomics Mobility has come together in time for us to take advantage of the maturing commercial vehicle markets in Europe and North America as well as confidently develop our Asian business.

We have made 2 very important strategic moves in Q3. The first being the announcement of the planned acquisition of VIA Motors, which is focused on the high-growth area of 0 emissions, local and last mile delivery vehicles. We expect VIA to bring tremendous value to the Ideanomics family through accessing large-scale fleet operators whose interest goes beyond just vehicles and into the other products we offer. We are already seeing interest in VIA Motors and other customer conversations, and we anticipate the demand for their vehicles will bring us additional sales and revenues from the sale of energy storage, charging and other vehicle types. Their proprietary and modular skateboard platform was engineered to compete with the incumbent OEMs pricing and provide very competitive total cost of ownership for fleet operators, which will make VIA the go-to choice in the last mile delivery sector. They've designed their vehicles with significant customer input, helping cement relationships with some prominent companies. Just last week, I was on site at a customer location to field test a VIA all-electric Class 3 delivery van built on its skateboard platform.

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I can tell you the drivers as well as the corporate representatives of the company were thrilled with the vehicle, which we took out on live customer deliveries. The engineering team at VIA has built an exceptional vehicle and it performed exceptionally well as a result.

The other strategic move was our tender offer for the remaining public float of Italian performance electric motorcycle company Energica, which is a category leader in the 2-wheel market.

These are 2 extremely important companies in the EV sector. They both have market-leading technologies and their teams are second to none. Their electric vehicle design, engineering and manufacturing expertise positions Ideanomics to be a true market leader in commercial EV.

Q3 was a tough quarter across the industry from a supply chain perspective. And during the quarter, it became clear the value of having a team on the ground in China. The Ideanomics China supply chain team helped our companies locate microchips and other components where they were seemingly no short-term supply.

Finding these parts kept production running where it otherwise might have stopped, as we have seen at several major OEMs. We anticipate tight supply chains continuing for this foreseeable future. Although areas such as shipping container availability has eased, albeit with price increases that would likely be sustained in the near term.

Our China operations also delivered on the revenue front, continuing their growth since our reorganization of that business in the first quarter. They had a strong quarter and have continued that in Q4 by beginning to unlock the orderings interest we have in the vans, trucks and bus categories, as many of you will have seen from the images we put out on our social media channels.

Like many of you, I was a close observer of the COP26 Summit, where it was made clear that the move towards zero emissions is at -- is top of mind for governments and corporations worldwide. With the recently passed infrastructure bill here in the U.S., we expect the long-awaited government investment to help accelerate market demand in electric and zero-emission vehicles and the associated charging infrastructure as we all work together to reduce the world's carbon emissions.

Finally, in terms of Ideanomics Mobility, I'm very pleased to announce we recently secured our facility on the East Coast, which will showcase our technologies and products across Ideanomics Mobility as well as serve as a regional hub for assembly, service, spare parts for our companies. It will take time to fit out, and we'll let you know when we're ready to announce its official opening. But it's a prime facility, which will bring high-tech EV jobs to the Northeast.

I will now move over to our Ideanomics Capital activities. As you will have seen from our disclosures in Q3, one of our main revenue contributors in the group was subject to a cybersecurity incident. I'm pleased to announce we're able to recover relatively quickly and without paying the requested ransom, although there was an effect on the revenues, which Kristen will speak about further.

We recently launched an ESG and impact investing destination named JUSTLY as a reboot to our DBOT acquisition. This is an important milestone for Ideanomics Capital as it shows our ability to adapt and ensure we get value from our investments regardless of market changes. I'd like to congratulate the JUSTLY team for getting up and running ahead of schedule.

That's it for my remarks. I'd like to close out by saying we are making investments in our marketing communications initiatives through increased interaction with our investor community as well as improve the visibility of our businesses to their customer audience. We look forward to both our Annual Shareholder Meeting as well as the shareholder proxy for the VIA acquisition. I'd like to thank our shareholders for their continued support. I'll hand you over now to Kristen Helsel.

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Kristen A. Helsel - Ideanomics, Inc. - Chief Revenue Officer

Thank you, Alf. Ideanomics Mobility revenue continues to grow quarter-over-quarter. Throughout Q3, there were a tremendous number of positive developments throughout all of the Ideanomics Mobility operating businesses. I want to highlight some of the successes and advances that occurred during the quarter and over the past 6 weeks since the quarter ended. These developments, coupled with the strong leaders and dedicated employees at each operating business, continue to positively shape the revenue picture for the enterprise moving forward.

And the newly passed U.S. infrastructure bill will accelerate the push toward a zero-emission future, further strengthening our focus on vehicles, charging and energy and putting Ideanomics in position for strong performance.

WAVE, our inductive charging business had a strong Q3. The supply chain issues plaguing the worldwide industrial sector created some constraints last quarter, but the WAVE team is poised for a strong Q4 and will enter Q1 2022 with a significant backlog. WAVE has the new CEO in Aaron Gillmore, formerly of BYD and Tesla; CTO in Michael Masquelier; and CFO in Scott Morrison; as well as a new HR manager and several recently hired experienced engineers. Many of these individuals started in Q3.

The sales and business development team has added 3 significant purchase orders to their backlog in the past several weeks, and we have announcements through the end of the year that should continue to drive strong forward sales momentum. We are continuing to hire specifically to add both engineering and sales assets.

A strong demand for the product is developing around WAVE's features, benefits, total cost of ownership and ability to address the autonomous future. Recently, we had a remarkable and successful demonstration of our new 500-kilowatt charging system with the Department of Energy and Kenworth. That system is on track for 2022 commercialization. We are also developing a 1-megawatt system with the DOE for demonstration in 2022.

Solectrac has a large number of Q3 accomplishments. A steadier delivery of product from Asia has helped, enabled by Ideanomics' strong balance sheet. The team launched the e70N successfully, a narrow electric tractor designed to work between rows at wineries and Orchards. In Q1 2022, Solectrac's new and much larger facility will open and with more than 38,000 square feet will allow for both faster production and delivery. We have significantly strengthened the Solectrac team in Q3, and that effort continues as we have new hires onboarding at a steady pace. The team continues to tantalize with exciting new products, which are scheduled to debut in 2020.

As we look forward, our backlog of around 100 tractor orders has held firm even as we have improved our delivery rate. Solectrac is positioned for a record Q4 and will begin the dealer onboarding process in early 2022.

At US Hybrid, their new 51,000 square foot facility opened in August, creating space for their innovation activity while also providing room for commercialization of new and existing products. A June acquisition into Ideanomics, the US Hybrid team is moving forward across several product lines and the new space is allowed for expanded opportunity. The team is already bidding on and in final consideration for OEM projects that would have been difficult to fulfill prior to the acquisition and subsequent expansion.

Existing US Hybrid customers are leveraging the new facility and capabilities and our backlog for 2020 -- 2022 and 2023 is growing at pace. Q3 brought strong activity across fuel cells, propulsion systems, CNG vehicles and DC/DC converters. The US Hybrid team will begin to hit their stride in Q4, leveraging their new facility and expanding the team for both innovation and commercial growth. We also continue to hire successfully in a tight L.A. labor market.

As a side note, our Prettl-PEA activity has been launched, and we are starting to talk to U.S. customers about our scalable, modular, smart hypercharges coming in 2022. This activity will be part of our turn on fleet infrastructure company, which we will more formally launch in Q4. We are already working to create a backlog and talking to customers about everything from charging-as-a-service to vehicles-as-a-service to energy-as-a-service for turn-ons.

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We are competing in RFPs across the country and expect some exciting projects to be announced in early 2022 and beyond. The slowing of the COVID virus has brought much welcomed relief to Malaysia and resulted in the recent opening of Treeletrik manufacturing facility and Kuala Lumpur showroom. Q3 was very difficult for this organization, but already brighter days are ahead with hundreds of 2-wheel scooters currently underway in their new assembly plant. The team also secured a new fleet order in Malaysia with a local delivery company.

Our Ideanomics China team, formerly known as Mobile Energy Global, had a Q3 that exceeded expectations despite a tight supply chain market. Those continued supply chain issues allowed the China team to develop a strong backlog for Q4 and beyond. The team also entered into a framework agreement with Geely and (inaudible) to ensure priority access to those OEM vehicles in this supply-constrained market. The IDEX China team is on pace for a strong Q4 with new and exciting developments, including their potential for the first vehicle-as-a-service delivery.

The U.S. Energica team was also able to open up the North American dealer network with their new dealer floor plan financing activity, a unique combination of IDEX Mobility and IDEX Capital which has resulted in stocking positions at several new dealers. Our goal of 25 Energica dealers in the U.S. for Q4 is now very achievable, and we will provide a progress report shortly. Supply chain challenges are slowing motorcycle delivery temporarily, but the company continues to amaze with their focus on new product development, unique technology, customer excitement and global growth.

In the Ideanomics Capital organization, our Timios business continued its recovery pass from a cyber incident in the middle of Q3. Although this impacted revenues, the Timios team pulled together to retain customers, identifying new revenue streams and implement industry-leading security. We expect them to resume their strong financial contribution to the Ideanomics bottom line by mid-2022 and for exciting growth to continue with new markets, expanded leadership and more aggressive sales approach.

In summary, we have exciting, innovative products and services the market requires. And we are ready for the influx of expected infrastructure funding. We will continue to have significant announcements in Q4, coupled with steady revenue progress across the board.

I will turn this over to Conor McCarthy, our CFO, for an overview of our financials in Q3.

Conor John McCarthy - Ideanomics, Inc. - CFO & Principal Accounting Officer

Thank you, Kristen. Good morning, and thank you for joining us this morning. I would like first to talk briefly about the restatement of the previously filed results for the first and second quarters. We stated 10-Qs for the first and second quarters were filed last night. The impact of the restatement fell into 2 broad categories. Revenues at Timios for our title agency business will reduce by $5.1 million for the first half of the year as a consequence of reporting revenues for part of the business on a net basis rather than a gross basis.

Additionally, goodwill on the acquisitions completed in the first half of the year was increased by $17.1 million with an offsetting decrease in definite live intangible assets. This change resulted from a restatement of the purchase price allocation calculations for the businesses acquired in the first half of this year.

Turning to this quarter. Revenues for the quarter were $27 million, an increase of $16.4 million. Most encouragingly, revenues from our Mobility business were $11.5 million, an increase from the second quarter of 2021 revenues of $8.7 million. This is the third consecutive quarter of quarter-over-quarter growth for the Mobility business, and we believe shows the traction that we are getting in Mobility as we integrate the businesses purchased in the first half of the year.

Gross profit for the quarter was $4.5 million as compared to $0.7 million in the prior quarter. The gross margin was 16.7%. Operating expenses for the quarter were $56.1 million as compared to $12.7 million in the third quarter of 2020.

The increase was principally as a result of increased SG&A charges of $21.3 million. Noncash impairment charges of $17.7 million and professional fees of $9.4 million. The loss from operations for the quarter was $51.5 million. We ended the quarter with $256 million of cash on the balance sheet, which provides a large war chest to fund future growth.

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To close, this quarter was one of continued development as we build out a world-leading, fully integrated EV business with very high growth potential, as described earlier by Kristen.

This concludes my remarks, and I will now hand you back to Tony Sklar.

Tony Sklar - Ideanomics, Inc. - SVP of IR

Thank you so much, Conor. Thank you so much, Kristen, and thank you so much, Alf. All right. It is now time for our Q&A. But as some of you realized, we have instituted the platform under Say technology. So I'm going to say a little bit about that. As our investor community has continued to be a source of great ideas with much passion, and that's why we recently signed up with Say technologies to help give our shareholders a further voice. The Say technology platform allows our investors the chance to ask and vote on top questions that the community would like to have answered.

So we're proud to say that we've received over 400 questions this quarter. And that same investor community helped us prioritize them by upvoting the ones that seemed most pressing to that. So I'm going to go ahead and ask our management team now to answer the 3 most upvoted questions, and then we will turn it over to our typical Q&A panel.

Q U E S T I O N S A N D A N S W E R S

Tony Sklar - Ideanomics, Inc. - SVP of IR

So question number one, and either Alf, Conor or Kristen, you're more than welcome to fight for this one. Why should I continue to hold my shares through the next quarter?

Alfred P. Poor - Ideanomics, Inc. - CEO & Director

That's an excellent question, Tony. The EV business is in the investment stage right now, which is why you've seen Ideanomics aggressively pursue raising capital and acquisitions. What we've put together, I believe, and Kristen can add to this, is an exceptional set of products and businesses across the EV value chain that answer the needs of fleet operators. Fleet operators, commercial fleet operators in North America and Europe have not yet begun to purchase EV in any meaningful way. That is why the results across the commercial EV industry don't reflect those that you're seeing in the passenger car sector. We are perfectly positioned to take advantage of this. With the government spending programs now in place, I believe that we are in a position now to start to unlock significant revenues. And I believe our businesses will grow significantly as a result of the activity in the commercial EV sector in 2022 and beyond.

Do you want to answer that Kristen?

Kristen A. Helsel - Ideanomics, Inc. - Chief Revenue Officer

Thank you, Alf -- I do, thank you. I would say that the next 5 years are going to be the most exciting in the EV space. As someone who's been working in EV infrastructure since 2008, 2009, the next 5 years with -- starting with the U.S. infrastructure bill and the large commitment that companies have made to switching to zero-emission products means the best days are yet to come. So we're very excited about where we're positioned across the board with all of our companies to take advantage of what we think is going to be some very positive revenue years.

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Conor John McCarthy - Ideanomics, Inc. - CFO & Principal Accounting Officer

I'll pop that up by just saying our share price is a function of the fact that we transformed into the EV sector. We didn't start with a blank canvas like many of the companies that came in through stacks. So we've had a low share price. I think that's a value play for any investor looking to invest in the EV industry. And with our diversification across the energy charging products and vehicles, I believe, not only are we valued, but we're best placed to capture that revenue.

And I think as those results start to show in the quarters ahead, I think Ideanomics will be one of the most meaningful players in the space, and our share price appreciation will reflect that.

Alfred P. Poor - Ideanomics, Inc. - CEO & Director

Tony, next question?

Tony Sklar - Ideanomics, Inc. - SVP of IR

Sorry about that, I was on mute. Yes, I'll move to this next question here in the essence of time. So the second question here is, has Ideanomics had any conversations recently with the government for opportunities in regards to the Biden infrastructure bill? Specifically, how will Ideanomics' subsidiaries and/or partnerships benefit in the near and the long term?

Kristen A. Helsel - Ideanomics, Inc. - Chief Revenue Officer

I can start with that one, Tony. We're engaged at the federal level, the state level and the local level around opportunities from the passing of the infrastructure bill. We expect most of the money to go through state and local programs. And each one of our subsidiary companies, our operating companies is positioned and looking for those opportunities as they begin to flow. We're already seeing a huge uptick in request for proposal and request for across the board. And we expect that to grow and continue in the coming months.

Conor John McCarthy - Ideanomics, Inc. - CFO & Principal Accounting Officer

Yes. And I think just to add to Kristen's comments, we're engaged with lobbyists. Our corporate law firm also has significant representation in Washington, D.C. That allows us to speak directly to Capitol Hill in addition to using source well and other government contract bidding channels in order to -- in order for us to understand what business there is to compete for and how to best present the Ideanomics businesses to the needs of the government sector. But not just the government sector, I mean, the incentives that the government's putting out will resonate right the way throughout the fleet operation industry. Commercial EV next year, will see a significant growth in the transition to EV because of that. And we are well placed strategically to take advantage of that. We have the sales teams in place. We have the bidding infrastructure, the grand proposal teams, everything you need to attract and bring in those revenues. And I think you'll see Ideanomics make some very interesting moves in 2022 as those government spending programs come online.

Tony Sklar - Ideanomics, Inc. - SVP of IR

So I also -- Rob -- operator, Rob, if you could just give everybody on the line the instructions for the next part of the Q&A. We do have one more question from the Say platform that I'm going to ask here just shortly, but if you could give those instructions now that people can get prepared.

Operator

Sure, Tony. (Operator Instructions).

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Tony Sklar - Ideanomics, Inc. - SVP of IR

Okay. So I appreciate that -- sorry, thank you, Rob. I appreciate that very much. So we're just into the last question from the Say platform before we again flip into the Q&A here on the phone. So the last question from the Say platform, do you plan to start paying dividends? So I -- to top that up -- sure. Great.

Conor John McCarthy - Ideanomics, Inc. - CFO & Principal Accounting Officer

Tony, I'll take that. We don't intend to pay dividends in the next 5 years. We believe that the opportunities available to Ideanomics in the next 5 years are exceptional and the cash we invest will provide Ideanomics' investors with share price appreciation that will significantly outpace alternative investment opportunities. And consequently, cash invest with us and by us, which is the best use of that money.

Alfred P. Poor - Ideanomics, Inc. - CEO & Director

Yes. I agree wholeheartedly with what Conor's saying. You're going to see tremendous investment into the EV sector in the next 3 to 5 years. So that the fleet operators can meet their regulatory zero emission time lines. That suggests that the growth that's going to be required by companies like Ideanomics through to everybody in the sector. The use of the capital, as Conor said, is going to be plowed back into the business to make sure we achieve that growth. In a new industry and a growing industry like the electric vehicle industry, it will have to get to maturity before we start to see dividends being paid.

Tony Sklar - Ideanomics, Inc. - SVP of IR

Okay. It is our favorite time. We're going to open it back up to the audience. Rob, if you wouldn't mind just giving that instruction one last time.

Operator

Sure, Tony. (Operator Instructions).

Tony Sklar - Ideanomics, Inc. - SVP of IR

Okay. I think Sean can be first up.

Operator

I established it's coming from Sean McDonald with Acorn.

Sean McDonald

Can you hear me all right?

Tony Sklar - Ideanomics, Inc. - SVP of IR

Yes. You bet.

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Sean McDonald

Perfect. Again, guys, congratulations on a tremendous quarter. It seems like you're starting to build an ecosystem, again, synergistic across all of the verticals. Alf, this is a question for you. Do you see any more components, core components to an EV infrastructure or kind of your synergistic mapping of your business model? Is there anything else that would complement this business right now? Are there any targets specifically for acquisition in your mind?

Alfred P. Poor - Ideanomics, Inc. - CEO & Director

Now we're positioning the acquisitions of VIA Motors and Energica as shown. What we essentially have is we have 4 manufacturing, engineering and design capabilities in the group. So that rounds out our ability, along with WAVE and PEA and US Hybrid to be able to build just about anything from energy storage through to charging through the vehicles themselves, 2-wheelers through to heavy trucks, buses, et cetera. So we've got the full complement there.

The one area that remains for the industry in general is there needs to be tremendous growth in the availability of the battery sector. Battery manufacturing is heavily dependent on Asia. And Asia can't meet the capacity, and a lot of the governments are looking to make sure that there's a much more local, secure supply chain in order to do that. So we're starting to see heavy investment come in. The building of giga factories to support that. And we're having some very, very interesting conversations in the battery sector right now, both in terms of partnership and potential investment.

So those are areas that we're working on actively. Robin Mackie and the team are talking to the best and brightest that are out there to see what those companies are doing. And we expect to make either, as I said, either some partnerships or some investments in the battery space. And it's strategic for us because it helps us secure our supply chains as well because there's going to be a fight for batteries in the future, like there has been for microchips and electronics components in 2020 and 2021. But thank you, Sean, great question.

Sean McDonald

Sure. And then real quickly, if you don't mind a follow-up question to that. Is there any emerging battery technology? Or is there anything that you have your eyes on that would work with your existing charging components and be a little bit more complementary to some of the next-generation charging solutions that you have?

Alfred P. Poor - Ideanomics, Inc. - CEO & Director

I mean our charging solutions are agnostic to the battery type because it's inductive wireless charging. And in PEA's case, they can support our inductive as well as cable. So they're agnostic to the battery chemistry.

There is some interesting tech in the space. The industry hopes a lot of solid state will prevail. But the main thing that we're considering as part of our responsibilities is to make sure the battery partners we work with have a comprehensive recycling program and make sure that they source their raw materials ethically because the raw materials are concentrated in different geographical areas and some of them are in countries that are difficult to navigate politically.

So our discussions with them are really around ensuring that there's ethical sourcing and that there's a recycling capability so that the carbon footprint of manufacturing batteries, which is a heavy industry, okay? Running vehicles on batteries is better than running them on fossil fuel, but battery manufacturing is still a heavy industry. So making sure that there's a strong recycling component to those regardless of the chemistry. But I think the -- to answer your question more fully, the innovation in the battery sector is yet to come.

And I think naturally, like you saw with the Internet, right? The Internet came first and the security and many other things came second. Well, that's what's happening here. The vehicles are coming. And now the charging technologies and the battery technologies are starting to catch up. We've got a future-proof solution in WAVE. We've moved aggressively to acquire that company. It's one of our crown jewels. The rest of the competition will take some time to catch up in that regard. But in terms of batteries, I'm yet to see any real innovation so far.

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Sean McDonald

Well, it sounds like great things are coming down the pipe. Again, congratulation on the tremendous quarter.

Tony Sklar - Ideanomics, Inc. - SVP of IR

I just wanted to let our audience know that we have added Robin Mackie, our President of Ideanomics Mobility on the line in case any of the audience has some questions for him as well.

Rob, do you want to just go over the hand-up opportunity again?

Alfred P. Poor - Ideanomics, Inc. - CEO & Director

And while you're doing so, Rob -- Robin, thank you for joining us today. I'd love to get your additional input on the battery sector because you've been leading our discussions with partners and potential investments.

Robin Mackie

Yes. Alf, can you hear me okay?

Alfred P. Poor - Ideanomics, Inc. - CEO & Director

We can. You're coming through loud and clear.

Robin Mackie

Lovely, thank you. I just wanted to check. Yes, Sean, just building on what Alf was saying, a lot of the innovation that we're looking at is more to do with standard cell chemistries, but the customization of those cell chemistries to meet specific demands of the vehicle type in performance. And this has become quite a significant area of investment across the battery industry. And there's 1 or 2 very clear leaders in the marketplace at the moment, which would enable us to, for instance, contrast performance requirements of, let's say, an energy -- high-performance motorcycle with the daily duty that's something like a VIA Motors would require.

The same format of cell, slightly different chemistries for each application. I think that becomes a very interesting opportunity in the medium term.

Tony Sklar - Ideanomics, Inc. - SVP of IR

All right. Well, if we do not have any more questions, we can move into final. Okay. Well, then this is all the time that we have for today. This concludes the Ideanomics Q3 2021 Investor Earnings Conference Call. We encourage our community to continue to reach out to us as we can answer any of your questions that you have individually. You can send those questions to us at ir@ideanomics.com.

We'd like to thank our listeners, shareholders, analysts and others who will take the time to listen to our earnings call. We urge you to refer to our latest SEC filings for any information that you need. This call will be available on our website in the Investors section. And you can find the link like there. To be alluded to our news, events and other information in a timely manner, we recommend you follow-up on social media and our channels, sign up to our newsletter and explore our website at www.ideanomics.com. Thank you, everyone, for participating and listening to the call today.

Operator

This concludes today's conference and webcast. You may disconnect your lines at this time and log off your computers. Thank you for your participation.

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